Back to Form 8-K
Exhibit 10.1
December 16, 2009

Mr. Thomas F. O’Neil III
c/o WellCare Health Plans, Inc.
8735 Henderson Road
Renaissance Two
Tampa, FL 33634

Re:	Consulting Agreement

Dear Tom:

This letter memorializes the terms of your consulting arrangement with WellCare Health Plans, Inc., a Delaware corporation (“WellCare”), and Comprehensive Health Management, Inc., a Florida corporation (the “Company”).  If you agree with its terms, please return to us a countersigned copy of this letter, which will become a binding agreement on our receipt.

1.	Engagement as Consultant

(a)
Beginning on January 1, 2010, through your firm, you will serve as a consultant to Wellcare and the Company.  As a consultant, your duties during the Term of this letter (as defined in Section 3 below) will be to provide advice and consulting services as an independent contractor for about 20 hours per week.  Your services under this letter will be as mutually agreed between you and the Executive Chairman of the Board of Directors of WellCare from time to time (the “Services”).

(b)	Wellcare and the Company will provide you with an office at WellCare headquarters and appropriate administrative support during the Term for the purpose of performing the Services.

2.	Expiration of Employment Agreement; Bonus Amounts for 2009

(a)
Until December 31, 2009, the terms and conditions of your employment with Wellcare and the Company will be governed by your Amended and Restated Employment Agreement with WellCare and the Company, dated as of June 3, 2009 (your “Employment Agreement”).

(b)
In accordance with its terms, your Employment Agreement will expire on December 31, 2009 (for clarity, the restrictive covenants contained in Article 5 of your Employment Agreement will continue as described in Section 6(a) of this letter).  From and after such time, you will cease to be employed by the Company as its Vice Chairman, cease to be employed by WellCare as its Vice Chairman, and cease to be a director, officer, employee and/or hold other position with WellCare, the Company, and all of their subsidiaries and affiliates (collectively, the “Group”), other than as set forth in this letter.  Other than as set forth in Section 2(c) of this letter, you agree that no other severance payments or similar or other termination payments will be payable to you under your Employment Agreement or otherwise.

(c)
The parties hereto agree that, assuming you remain employed with the Group under your Employment Agreement through December 31, 2009 (1) the amount of your bonus payable to you in respect of calendar year 2009 pursuant to Section 2.2 of your Employment Agreement will be $250,000 (payable no later than January 15, 2010); (2) the amount of the “special bonus” that will be paid to you in respect of calendar year 2009 pursuant to Section 2.2 of your Employment Agreement will be $125,000 (payable no later than January 15, 2010); (3) you will receive $500,000 on December 31, 2009 pursuant to Section 3.5(i) of your Employment Agreement; and (4) the amount of the “additional payment” described in Section 3.5(ii) of your Employment Agreement will be $250,000 (payable no later than January 15, 2010), all of which will be payable in cash, and subject to all applicable employee income and payroll tax withholdings.

3.	Term

(a)	The period of your consulting duties under this letter will be from January 1, 2010 through June 30, 2010 (the “Term”).

(b)	The Group or you may terminate this letter and the Term as provided in Section 5.

4.	Consulting Fees; Equity; Expense Reimbursement

(a)
Your consulting fee for the Services will be $31,250 per month during the Term.  The parties agree to assess in good faith the consulting fee from time to time during the Term (based upon, among other factors, the level and quality of Services being provided), and to make reasonable adjustments, if any, based on such review.  Your consulting fee will be payable in cash on a monthly basis, in arrears.

(b)
As an additional fee for your services, your outstanding and unvested Group restricted stock, stock options, and restricted stock units will continue to vest and, with respect to the stock options, become exercisable, during the Term, in accordance with their normal vesting schedules set forth in the equity award agreements between WellCare and you, conditioned on your continued provision of Services under this letter as of the date(s) of such vesting.  All of your outstanding equity awards that have not vested as of the last day of the Term will be cancelled.  With respect to your stock options, you will have a period of 90 days after the date of the expiration or termination (whichever occurs first) of the Term to exercise your vested stock options.

(c)
The Group will reimburse you in accordance with its reimbursement policies from time to time for your actual out-of-pocket expenses as reasonably incurred by you in connection with your performance of the Services, including reasonable travel approved in advance by the Group.  You agree to abide by Group policies and procedures related to the Services and to the reimbursements to be provided under this letter.

5.	Termination

(a)
The Group may terminate this letter and the Term before its scheduled expiration by written notice to you if you are in material breach of this letter.  The Group may also terminate this letter and the Term for any other reason (or no reason), with or without notice, upon which (A) the Group will pay you the remaining unpaid installments of your consulting fee set forth in Section 4(a) in a lump sum, and (B) you will immediately vest in the outstanding equity described in Section 4(b) in which you would have vested had the Term continued through June 30, 2010.

(b)	You may terminate this letter and the Term before its scheduled expiration by giving at least 45 calendar days advanced written notice to WellCare.

(c)	This letter and the Term will automatically terminate in the event of your death or disability during the Term.

(d)	In the event of a termination other than pursuant to the second sentence of Section 5(a) of this letter, no further consulting payments or equity vesting will occur under this letter.

6.	Restrictions

(a)
The parties hereto agree and acknowledge that the restrictive covenants set forth in Article 5 of your Employment Agreement will remain in full force and effect after expiration of your Employment Agreement, references to “employment” therein will be deemed to refer to your consultancy hereunder, where appropriate, and, solely for purposes of Section 5.3 of your Employment Agreement, the “Term” will be deemed to be coextensive with the Term of this letter (and, for clarity, your “Termination Date” solely for this purpose will be deemed to be June 30, 2010).  Without limiting the protections afforded to the Group in relation to the foregoing, the Group specifically acknowledges and agrees that you may engage in other employment or services for other businesses during the Term, including self employment involving the establishment of a legal practice or a consulting firm specializing in, among other things, compliance activities and governmental investigations, consistent with your obligations under Article 5 of your Employment Agreement.

(b)	The obligations contained in this Section 6 will endure even after the termination of this letter and the Term.

7.	Representations and Warranties

In your performance of the Services, you will:

(a)	Devote the necessary and appropriate amount of time, attention and skill to the performance of your duties;

(b)	Use your best efforts to promote the Group’s interests;

(c)	Abide by the Group’s rules and procedures in effect, including but not limited to the code of conduct, all travel and entertainment and luxury policies; and

(d)	Not disparage the Group, its officers, directors or employees.

8.	Independent Contractor

You agree that you will be performing the Services during the Term as an independent contractor and not as an employee of the Group.  You will be responsible for all taxes and other non-reimbursable expenses attributable to the rendition of the Services.  Neither you nor the Group will be or become liable to or bound by any representation, act or omission of the other.

9.	Release of Claims

You agree to waive and release the Group and their respective officers, directors, employees and agents from any and all claims by executing the Waiver and Release Agreement set forth on Exhibit A appended to your Employment Agreement on or prior to December 31, 2009.

10.	Miscellaneous

(a)	The provisions of Article 6 and Article 7 of your Employment Agreement are hereby incorporated by reference into this letter.

(b)
You agree that you will not issue any press release or public statement of any kind, or publicize this letter or the business relationship between the parties without the prior review and approval of the Group, except as required by applicable law upon prior notice to the Group.

(c)
This letter constitutes the entire agreement of the parties hereto and supersedes all prior and contemporaneous representations, proposals, discussions and communications, whether oral or in writing.  This letter may be modified only in a writing signed by you and WellCare and the Company.

Accepted and Agreed:

/s/ Thomas F. O’Neil II
Thomas F. O’Neil III

WellCare Health Plans, Inc.

By:	/s/ Charles Berg
Name: Charles Berg
Title: Executive Chairman

Comprehensive Health Management, Inc.

By:	/s/ Timothy Susanin
Name: Timothy Susanin
Title: General Counsel